Exhibit 99.2

Boise Cascade
1111 West Jefferson Street Ste 300 PO Box 50
Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt	Media Contact - John Sahlberg
208 384 6073	208 384 6451

For Immediate Release: August 29, 2016

Boise Cascade Company Announces Initial Results of Tender Offer and Consent Solicitation

BOISE, Idaho — Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today the initial results for its previously announced tender offer and related consent solicitation commenced on August 15, 2016 for any and all of its 6.375% Senior Notes due 2020 (the “2020 Notes”). An aggregate of $184,497,000 principal amount of 2020 Notes, representing 61.5% of the 2020 Notes outstanding (the “Tendered Notes”), had been tendered as of 5:00 p.m., New York City time, on August 26, 2016. Accordingly, the requisite consents to approve the proposed amendments pursuant to the consent solicitation have been obtained.

Withdrawal and revocation rights expired at 5:00 p.m., New York City time, on August 26, 2016. 2020 Notes that have been tendered may no longer be withdrawn and consents that have been delivered may no longer be revoked.

On August 29, 2016, Boise Cascade accepted the Tendered Notes from the tendering holders in exchange for an aggregate payment of approximately $195.9 million to be made August 29, 2016, which represents the total consideration payable under the tender offer for the Tendered Notes, including accrued interest (the “Tender Offer Payment”). Boise Cascade funded the Tender Offer Payment with proceeds from a concurrent $350 million offering of 5.625% Senior Notes due 2024, which closed on August 29, 2016.

Following payment of the consideration for the Tendered Notes, Boise Cascade irrevocably instructed the trustee for the 2020 Notes to issue a redemption notice in accordance with the terms of the indenture to holders of the $115,493,000 in aggregate principal amount of the 2020 Notes that remained outstanding following the purchase of the Tendered Notes.  The redemption notice provides for a redemption date of November 1, 2016 (the “Redemption Date”) and will be delivered by the trustee to holders of the 2020 Notes on September 2, 2016, or as soon as practicable thereafter but in no event later than 30 days prior to the Redemption Date. On August 29, 2016, Boise Cascade irrevocably deposited with the trustee funds sufficient to pay and discharge the entire indebtedness due on the 2020 Notes on the Redemption Date. As a result, the indenture governing the 2020 Notes was satisfied and discharged in accordance with its terms.

This press release does not constitute (i) a notice of redemption under the Indenture and the redemption of any 2020 Notes that remain outstanding following the expiration of the tender offer will be made only pursuant to the terms of the applicable notice of redemption to be delivered by the trustee pursuant to the terms of the Indenture, nor (ii) an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.